Exhibit 3.923

Secretary of State	ARTICLES OF ORGANIZATION (R.S. 12:1301)
	Domestic Limited Liability Company Enclose $75.00 filing fee Make remittance payable to Secretary of State Do not send cash	Return to:	Commercial Division P.O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Site: www.aoa.louisiana.gov

STATE OF ARIZONA	Check one: ☑ Business ☐ Nonprofit
PARISH/COUNTY OF MARICOPA
1.	The name of this limited liability company is: St. Bemard Parish Development Company, LLC

2.	This company is formed for the purpose of: (check one)

☑	Engaging in any lawful activity for which limited liability companies may be formed.

☐	(use for limiting activity)
3.	The duration of this limited liability company is: (may be perpetual) perpetual

4. Other provisions:

AL ATER

SECRETARY OF STATE

RECEIVED & FILED

DATE SEP 22 2005

Signatures:

/s/ Jo Lynn White Jo Lynn White, Authorized Representative
On this 22nd day of September, 2005, before me, personally appeared Jo Lynn White, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he/she executed it as his/her free act and deed.
NOTARY NAME MUST BE TYPED OR PRINTED WITH NOTARY

[ILLEGIBLE] Notary Signature